FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 8, 2009

(date of earliest event reported)

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of

incorporation or organization)

91-1506719

(I.R.S. Employer Identification No.)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089

(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Todd Shipyards Corporation ("Todd" or the "Company") announced today that the New York Stock Exchange (the "NYSE") has notified the Company that the exchange has received approval from the Securities and Exchange Commission for a pilot program, effective immediately, that would lower the criteria in the NYSE's continued listing standards to $50 million of market capitalization or shareholder's equity from the previous criteria of $75 million. As a result of the aforementioned pilot program the NYSE has deemed Todd to be in compliance with the NYSE continued listing requirements. The NYSE informed Todd that the pilot program would be effective through October 31, 2009, with a subsequent rule filing anticipated prior to that date to make this a permanent continued listing standard change. At the close of the market on June 5, Todd's market capitalization was approximately $87.5 million.

As previously announced in a press release and Form 8-K filed on November 6, 2008, the Company was notified by the NYSE that it was no longer in compliance with the NYSE's continued listing standards. The Company had been considered to be below criteria since the Company's market capitalization was less than $75 million over a 30 trading-day period and its shareholders' equity was less than $75 million. On February 4, 2009, Todd had announced that the NYSE had accepted its proposal for continued listing on the NYSE subject to quarterly reporting requirements.

(c) Exhibits

99.1 - Todd Shipyards Press Release dated June 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2009.

/s/ Michael G. Marsh

By: Michael G. Marsh

On Behalf of the Registrant as

Secretary and General Counsel